EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT




The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:


We consent to incorporation by reference in the Registration Statement (No. 333-19515) on Form S-8 of Ryder System, Inc. of our report dated June 26, 1998, relating to the statement of financial position of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 1997, and the related statement of income and changes in plan equity for the year then ended which report appears in the December 31, 1997 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.

/s/ KPMG Peat Marwick LLP


Miami, Florida
June 26, 1998


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